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                                                                   EXHIBIT 10.46


                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT ("Agreement") is dated and effective as of the ____ day of August, 1999, between HORSESHOE GAMING, L.L.C. ("Horseshoe"), and GARY ANDERSON ("Anderson").

                                    RECITALS:

         A. Horseshoe is a casino owner/operator with its principal office in Las Vegas, Nevada.

         B. Anderson is the current owner of a .462431% interest in Horseshoe and an employee of Horseshoe by virtue of an Employment Agreement dated November 1, 1998, by and between Horseshoe and Anderson ("Employment Contract").

         C. Pursuant to his Employment Contract, Anderson has certain put rights with respect to his ownership ("Put Rights"). Anderson has provided notice of his intent to exercise his Put Rights and Horseshoe believes it is in its best interest to acquire from Anderson his .462431% ownership interest.

         D. Horseshoe and Anderson have agreed that the fair market value of the .462431% interest in Horseshoe is $2,173,426 and that the value of his capital account at July 31, 1999 was $297,458.

         E. Pursuant to his Employment Contract, Anderson has borrowed certain sums from Horseshoe and as of July 31, 1999, Anderson is indebted to Horseshoe in the principal amount of $130,000 plus interest of $11,994, thus Anderson is indebted to Horseshoe as of July 31, 1999, in the total amount of $141,994 (the "Anderson Debt").

         F. Horseshoe is party to an agreement pursuant to which it may acquire (the "Acquisition") Empress Casino Hammond Corporation, an Indiana corporation ("Empress Hammond"), and Empress Casino Joliet Corporation, an Illinois corporation ("Empress Joliet"), both of which are subsidiaries of Empress Entertainment, Inc., a Delaware corporation (collectively, "Empress").

         NOW, THEREFORE, in consideration of the premises and each act performed by either party hereto, the parties agree as follows:

         1. Anderson hereby exercises his Put Right. Horseshoe hereby waives any requirements of written notice and further waives the condition that the Put Right can be exercised only in the event of termination of Anderson's employment.

         2. Concurrently with the execution of this Agreement, Anderson has sold to Horseshoe, and Horseshoe has purchased from Anderson, Anderson's .462431% interest in Horseshoe at the price of $2,173,426, plus a return of capital of $297,458, for a total purchase price of $2,470,884 ("Purchase Price"). In full and complete satisfaction of the Anderson Debt, the Purchase Price shall be reduced by the amount of the Anderson Debt (the Purchase Price less the Anderson Debt being referred to herein as

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the "Net Purchase Price.") The Net Purchase price shall be paid as follows: (i)
25% of the Net Purchase Price at the time of the execution of this Agreement and
(ii) 25% of the Net Purchase Price on August 1 during each of the next 3 years. All sums due under this Agreement shall bear interest at a rate of 8% per annum.

         3. Anderson hereby unconditionally releases and discharges the Horseshoe from any and all claims, known or unknown, directly or indirectly related to or in any way connected with (i) Anderson's exercise of the Put Right, (ii) Anderson's ownership of Horseshoe, and (iii) this Agreement and all of the agreements, documents and instruments to be executed and delivered in connection with this Agreement. Anderson acknowledges and agrees that following the consummation of the transaction contemplated by this Agreement, he shall have no equity ownership in the Horseshoe nor will he have rights of any kind to acquire an ownership interest in Horseshoe or any of its affiliates or subsidiaries; provided however, that Anderson shall have the rights, if any, afforded to him under Horseshoe's option plan to be first effective on or after January 1, 1999.

         4. If the Acquisition is closed (the date of such closing being referred to as the "Acquisition Closing Date"), Horseshoe shall pay Anderson in addition to the Purchase Price an amount equal to $138,729.30 (the "Additional Amount"). The parties hereto agree that the Acquisition shall be deemed to have closed in any of the following circumstances: (i) the Acquisition is consummated in accordance with its terms or as may be amended by the parties to the Acquisition agreement, or their successors, assignees or transferees; (ii) Horseshoe renegotiates the agreement relating to the Acquisition so as to allow the merger to be consummated as to either Empress Hammond or Empress Joliet and the merger is then consummated with either Empress Hammond or Empress Joliet;
(iii) Horseshoe combines with another party such that the Acquisition is consummated with Horseshoe obtaining Empress Hammond or Empress Joliet and the other party obtaining the other; (iv) Horseshoe consummates the Acquisition in accordance with its terms or as may be amended by the parties to that agreement, but either Empress Hammond or Empress Joliet is spun off such that the Horseshoe is combined with only one; or (v) Horseshoe sells or transfers its interest in the Acquisition agreement to an unrelated third party. The Additional Amount, if any, shall be paid, in equal installments with the remaining installment payments of the Purchase Price. If the Purchase Price has been paid in full at the time of the Acquisition Closing Date, then the Additional Amounts shall be paid within 45 days of the Acquisition Closing Date.

         5. Anderson represents and warrants that he is the lawful record and beneficial owner of the .462431% interest in Horseshoe, free and clear of any liens, claims, encumbrances, marital property rights, security agreements, equities, options, charges or restrictions of any kind.

         6. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto.

         7. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, personal representatives, successors and assigns.

         8. This Agreement shall be governed and interpreted in accordance with the laws of the State of Nevada.


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         9. This Agreement may be executed in counterparts, each of which shall be deemed an original and both of which together shall be deemed one Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of this _____ day of August, 1999.

                                            "ANDERSON"


                                            ------------------------------------
                                            Gary Anderson

                                            "HORSESHOE"

                                            HORSESHOE GAMING, L.L.C.

                                            By: Horseshoe Gaming Holding Corp.,
                                                its Manager



                                            By:
                                                --------------------------------
                                                Kirk Saylor, Chief Financial
                                                Officer


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